Exhibit 2.1

STOCK PURCHASE AGREEMENT

BETWEEN

EQUILON ENTERPRISES, LLC

AND

BANDAG, INCORPORATED

FOR 150 SHARES OF
COMMON STOCK OF
SPEEDCO, INC.

Dated as of February 13, 2004

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

1	PURCHASE AND SALE OF SHARES	1
2	PURCHASE PRICE - PAYMENT	1
	2.1 Purchase Price	1
	2.2 Payment of Purchase Price	1
	2.3 Loan Repayment	2
3	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER	2
	3.1 Corporate	2
	3.2 Shareholder	3
	3.3 No Violation	3
	3.4 Financial Statements	4
	3.5 Tax Matters	4
	3.6 Absence of Certain Changes	7
	3.7 Absence of Undisclosed Liabilities	8
	3.8 No Litigation	8
	3.9 Compliance With Laws and Orders	9
	3.10 Insurance	10
	3.11 Contracts and Commitments	10
	3.12 Labor Matters	11
	3.13 Employee Benefit Plans	11
	3.14 Trade Rights	14
	3.15 Major Suppliers	15
	3.16 Bank Accounts	15
	3.17 Affiliates' Relationships to Company	15
	3.18 No Brokers or Finders	15
	3.19 Internal Controls	16
4	REPRESENTATIONS AND WARRANTIES OF BUYER	16
	4.1 Corporate	16
	4.2 Authority	16
	4.3 No Brokers or Finders	16
	4.4 Investment Intent	16
	4.5 Other Stock Purchase Agreement	17
5	COVENANTS	17
	5.1 Environmental Audits	17
	5.2 Confidentiality	17
	5.3 General Releases	18
	5.4 Tax Matters	18
6	INDEMNIFICATION	20
	6.1 By Shareholder	20

	6.2 By Buyer	21
	6.3 Indemnification of Third-Party Claims	21
	6.4 Payment	22
	6.5 Limitations on Indemnification	22
	6.6 Exclusive Remedies	23
7	CLOSING	24
	7.1 Documents to be Delivered by Shareholder	24
	7.2 Documents to be Delivered by Buyer or Company	25
8	RESOLUTION OF DISPUTES	25
	8.1 Arbitration	25
	8.2 Arbitrators	25
	8.3 Procedures; No Appeal	25
	8.4 Authority	25
	8.5 Entry of Judgment	26
	8.6 Confidentiality	26
	8.7 Continued Performance	26
	8.8 Tolling	26
9	MISCELLANEOUS	26
	9.1 Disclosure Schedule	26
	9.2 General Limitations on Damages	26
	9.3 Independent Investigation	27
	9.4 Scope of Representations	27
	9.5 Further Assurance	27
	9.6 Disclosures and Announcements	27
	9.7 Assignment; Parties in Interest	28
	9.8 Law Governing Agreement	28
	9.9 Amendment and Modification	28
	9.10 Notice	28
	9.11 Expenses	30
	9.12 Entire Agreement	30
	9.13 Counterparts	30
	9.14 Headings	30
	9.15 Glossary of Terms	30

EXHIBITS

Exhibit A - Supply Agreement Between Shareholder and Company Exhibit B - Amended and Restated By-laws as of the Closing Date

-ii-

Disclosure Schedule

Schedule 3.1.(c)	-	Foreign Corporation Qualification
Schedule 3.1.(f)	-	Shareholder List
Schedule 3.3	-	Violation, Conflict, Default
Schedule 3.4	-	Financial Statements
Schedule 3.5.(a)	-	Provision for Taxes
Schedule 3.5.(b)	-	Tax Returns
Schedule 3.5.(d)	-	Tax Audits
Schedule 3.6	-	Certain Changes
Schedule 3.7	-	Off-Balance Sheet Liabilities
Schedule 3.8	-	Litigation Matters
Schedule 3.9.(a)	-	Non-Compliance with Laws
Schedule 3.9.(b)	-	Licenses and Permits
Schedule 3.9.(c)	-	Environmental Matters
Schedule 3.10	-	Insurance
Schedule 3.11.(d)	-	Collective Bargaining Agreements
Schedule 3.11.(e)	-	Loan Agreements, etc.
Schedule 3.11.(f)	-	Guarantees
Schedule 3.11.(g)	-	Material Contracts
Schedule 3.12	-	Labor Matters
Schedule 3.13.(a)	-	Employee Plans/Agreements
Schedule 3.14	-	Trade Rights
Schedule 3.15	-	Major Suppliers
Schedule 3.16	-	Bank Accounts
Schedule 3.17	-	Contracts with Affiliates

-iii-

STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT (this “Agreement”) dated February 13, 2004, by and between Bandag, Incorporated, an Iowa corporation (“Buyer”), and Equilon Enterprises, LLC, a Delaware limited liability company (“Shareholder”).

RECITALS

    A.        Speedco, Inc. (the “Company”) is engaged in the business of offering professional quick oil/lube and fluid management services to the long-haul, on highway, Class 6, 7 and 8 truck operator (the “Business”). Shareholder owns one hundred fifty (150) shares of common stock of Company (the “Shares”), constituting seventy-five percent (75%) of the issued and outstanding shares of common stock of Company. Shareholder is also the lender to the Company pursuant to the Consolidated Loan Agreement dated August 23, 2000 between Shareholder and Company (the “Loan”), the amounts outstanding under which are $19,980,785.84 in principal plus $98,183.36 in accrued and unpaid interest thereunder.

    B.        Company’s facilities consist of twenty-five (25) Company-owned locations and one leased facility (the “Facilities”).

    C.        Buyer desires to purchase the Shares from Shareholder and cause the Company to repay to Shareholder the amounts outstanding under the Loan and Shareholder desires to sell the Shares to Buyer and receive repayment of the Loan, upon the terms and conditions herein set forth.

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	PURCHASE AND SALE OF SHARES

        Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholder shall sell to Buyer and Buyer shall purchase from Shareholder all the Shares.

2.	PURCHASE PRICE —PAYMENT

2.1	Purchase Price.

        The purchase price (the “Purchase Price”) payable for the Shares shall be $31,130,000.

2.2	Payment of Purchase Price.

        The Purchase Price shall be paid by Buyer by wire transfer of immediately available funds to an account designated by Shareholder (“Shareholder’s Account”) not less than 48 hours prior to the time for payment specified herein.

2.3	Loan Repayment.

        The Loan shall be repaid by wire transfer of immediately available funds to Shareholder’s Account, in an amount equal to the outstanding principal amount plus any accrued and unpaid interest as of the date of Closing (collectively, the “Loan Repayment Amount”).

3.	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholder makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and, subject to Section 6.5.(a), shall survive the Closing of the transactions provided for herein.

3.1	Corporate.

3.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

3.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

    3.1.(c)        Qualification. Company is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such qualification necessary. The states in which Company is qualified to do business are listed in Schedule 3.1.(c).

3.1.(d) Subsidiaries.

Company does not own any interest in any corporation, partnership or other entity.

    3.1.(e)       Corporate Documents, etc. The copies of the Articles of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholder or made available to Buyer are true, correct and complete copies of such instruments. The corporate minute book and stock records of the Company which have been made available for inspection are true, correct and complete in all material respects. The directors and officers of the Company are listed in Schedule 3.1.(e).

    3.1.(f)       Capitalization of the Company. The authorized capital stock of the Company consists entirely of one thousand (1,000) shares of common stock, no par value. No shares of such capital stock are issued and outstanding except for two hundred (200) shares of common stock of the Company: (a) one hundred fifty (150) shares are owned of record and beneficially by Shareholder; (b) fifty (50) shares are owned of record by the other shareholders of the Company in the respective numbers set forth in Schedule 3.1.(f); and (c) twenty-five (25) shares of common stock are held in the treasury of the Company. All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1.(f), there are no (a) securities convertible into or exchangeable for any of the Company’s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) to the knowledge of any of the individuals listed in Schedule 3.1(f) (“Shareholder’s Knowledge”), contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

3.2	Shareholder.

    3.2.(a)       Power. Shareholder has the limited liability company power and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents to be delivered at the Closing (such other documents sometimes referred to herein as “Ancillary Instruments”), and to carry out the transactions contemplated hereby.

    3.2.(b)       Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and performance thereunder, have been duly authorized by Shareholder, and no other or further limited liability act on the part of Shareholder is necessary therefor.

    3.2.(c)       Validity. This Agreement has been duly and validly executed and delivered by Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

    3.2.(d)       Title. Shareholder has, and at Closing Buyer will receive, title to the Shares to be sold hereunder, free and clear of all pledges, claims, charges, mortgages, or security interests or other liens, including, without limitation, voting trusts or agreements, proxies, or any other agreement.

3.3	No Violation.

        To Shareholder’s Knowledge, except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Shareholder of the transactions contemplated hereby and thereby (a) will violate any material statute, law, ordinance, rule or regulation (collectively, “Laws”) or any material order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or Shareholder is a party or by which Company or Shareholder or any of its or their assets or properties may be bound or affected, except to the extent that such violation, conflict, default, termination, acceleration, or creation of a Lien will not have a Material Adverse Effect on the Company or the Shareholder’s ability to consummate the transactions contemplated herein. “Material Adverse Effect” shall mean any material adverse change in the financial condition, business or results of operations of the Company; provided, however, that shall not include any change, effect, event or occurrence that is a result of the general state of the industry in which the Company operates or changes in general economic conditions that have or would have the same general effect on companies engaged in the same lines of business as those conducted by the Company.

3.4	Financial Statements.

        Shareholder has previously furnished Buyer with true and complete copies of the financial statements of Company consisting of balance sheets of Company as of December 31, 1998, 1999, 2000, 2001 and 2002, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been audited, reported on, and are accompanied by, the signed opinions of McKee & Gunderson PC, independent auditors for Company for such years (except that for 1999, such financial statements were prepared by Cole & Dunton, independent auditors). Attached as Schedule 3.4 is the unaudited balance sheet of Company as of October 31, 2003 (the “Recent Balance Sheet”), and the related unaudited statements of income for the ten (10) months then ended and for the corresponding period of the prior year. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, for the absence of footnote disclosure and for normal recurring year-end adjustments) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with GAAP, the financial position, results of operations and cash flows of Company as of the dates and for the years and periods indicated.

3.5	Tax Matters.

    3.5.(a)       Provision For Taxes. Except for matters disclosed in Schedule 3.5.(a), the payables set forth for sales, property, federal income, and state income Taxes totaling $754,484.85 (such amount does not include any reserves and/or liabilities for deferred Taxes established to reflect timing differences between book and Tax income) on the Recent Balance Sheet in the aggregate is sufficient for the payment of all unpaid Taxes of the Company for (i) all Tax years and periods beginning before and ending on or before the date of the Recent Balance Sheet and (ii) with respect to all Tax periods beginning before and ending after the date of the Recent Balance Sheet, the portion of any such Tax period prior to and including the date of the Recent Balance Sheet. For purposes of determining the amount of Taxes of the Company for the period described in (ii) of the immediately preceding sentence, such amount shall (i) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the date of the Recent Balance Sheet, using the “closing of the books” method of accounting, and (ii) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the date of the Recent Balance Sheet, and the denominator of which is the number of days in the entire Tax period. Since the date of the Recent Balance Sheet, the Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company. As used herein, “Tax” or “Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, gains, withholding, FICA, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition.

    3.5.(b)       Tax Returns Filed. All material Tax Returns required to be filed by or on behalf of Company have been timely filed. Except as disclosed in Schedule 3.5.(a), all Taxes owed by the Company for the period up to and including the date of the Recent Balance Sheet have been timely paid or adequately reserved on the Recent Balance Sheet. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. As used herein, “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Tax, including any schedule, form, attachment or amendment.

    3.5.(c)       Withholding. To Shareholder’s Knowledge, Company has duly withheld and paid all Taxes which it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party of Company.

    3.5.(d)       Tax Audits. To Shareholder’s Knowledge, (i) No claim has ever been made by any Tax authority in a jurisdiction in which Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority, (ii) except for the audit of Company’s Louisiana franchise Tax Returns for the Tax years 2000, 2001, and 2002, none of the Tax Returns of Company have been audited by the Internal Revenue Service or other applicable Tax authorities, (iii) there are no powers of attorney granted by the Company with respect to any Tax matter currently in force, (iv) Company has not received from the Internal Revenue Service or from any other applicable Tax authority any notice or claim of underpayment or assessment of Taxes or other deficiency which has not been paid nor any written objection to any Tax Return filed by Company, (v) Company has delivered or made available to Buyer true, correct, and complete copies of all Tax Returns, examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by Company since January 1, 1999, and (vi) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return.

3.5.(e) Consolidated Group. Company has never been a member of an affiliated group of corporations that filed a consolidated Tax Return.

3.5.(f) No Tax Liens. To Shareholder’s Knowledge, Company is not subject to any liens for Taxes, other than for Taxes not yet due and payable.

    3.5.(g)       Tax Positions. To Shareholder’s Knowledge, (i) Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Company has not received a Tax opinion with respect to any transaction relating to Company other than a transaction in the ordinary course of business, (iii) Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company, (iv) Company is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, and (v) Company is not a party to a lease arrangement involving a defeasance of rent, interest or principal.

    3.5.(h)       Consents and Rulings. To Shareholder’s Knowledge, Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, local, or foreign Tax law) or any other agreement with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code, or (vi) filed or made any election for federal income Tax purposes under Sections 108, 1017, or 1033 of the Code.

    3.5.(i)       Accounting Methods. To Shareholder’s Knowledge, Company has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

    3.5.(j)       Code Section 355 Transactions. To Shareholder’s Knowledge, Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

    3.5.(k)       Foreign Tax Matters. Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Company has not participated in an international boycott as defined in Section 999 of the Code.

    3.5.(l)       Tax Agreements and Arrangements. Company is not currently a party to any Tax allocation, Tax sharing, or Tax indemnification agreement with Shareholder or any parent corporation or entity or subsidiary corporation or entity thereof. To Shareholder’s Knowledge, (i) Company is not currently a party to any other Tax sharing, Tax allocation, or Tax indemnity agreement, (ii) Company is in compliance with the terms, conditions and requirements of any Tax exemptions specifically granted to Company by any Tax authority, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. To Shareholder’s Knowledge, no property of Company (i) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

3.6	Absence of Certain Changes.

        Except as and to the extent set forth in Schedule 3.6, since the date of the Recent Balance Sheet, to Shareholder’s Knowledge, there has not been:

    3.6.(a)       No Material Adverse Change. Any change in the financial condition, assets, liabilities, business or operations of Company that has had, or could reasonably be expected to have, a Material Adverse Effect;

3.6.(b) No Damage. Any material loss, damage or destruction to physical assets exceeding $10,000, whether covered by insurance or not, affecting Company’s business or properties;

    3.6.(c)       No Increase in Compensation. Any material increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, other than increases to employees who are not shareholders of the Company in the ordinary course of business, reasonably consistent with past practices;

3.6.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company.

    3.6.(e)       No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) the liability under which exceeds $25,000 other than in the ordinary course of business consistent with past practice;

    3.6.(f)       No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company’s capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

    3.6.(g)       No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company with a value of more than $25,000 in the aggregate, except for the sale of inventory items in the ordinary course of business;

3.6.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company that, individually or in the aggregate, exceeds $25,000;

    3.6.(i)       No Liens. Except for liens for taxes not yet delinquent or liens for delinquent Taxes that Company is contesting in good faith, any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company;

    3.6.(j)       No Amendment of Contracts. Any entering into, amendment or termination by Company of any material contract, or any waiver of material rights thereunder, other than in the ordinary course of business; and

    3.6.(k)       Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term “Affiliate” shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

3.7	Absence of Undisclosed Liabilities.

        Except as set forth in the Recent Balance Sheet, in Schedule 3.7 or in any other Schedule, and except for liabilities incurred in the ordinary course of business since October 31, 2003, to Shareholder’s Knowledge, Company does not have any liabilities, commitments or obligations that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

3.8	No Litigation.

        Except as set forth in Schedule 3.8, to Shareholder’s Knowledge, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or threatened against Company, its directors (in such capacity), its business or any of its assets, nor to Shareholder’s Knowledge, is there any basis for any Litigation. To Shareholder’s Knowledge, except as set forth in Schedule 3.8, neither Company nor its business or assets is subject to any Order of any Government Entity.

3.9	Compliance With Laws and Orders.

3.9.(a)Compliance. Except as set forth in Schedule 3.9.(a), to Shareholder’s Knowledge, Company is in compliance with all applicable Laws and Orders (other than any non-compliance that would not be material). Except as set forth in Schedule 3.9.(a), to Shareholder’s Knowledge, Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. To Shareholder’s Knowledge, all reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed.

3.9.(b)Licenses and Permits. To Shareholder’s Knowledge, Company has all material licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. Except as set forth in Schedule 3.9.(b), to Shareholder’s Knowledge, Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents (other than any noncompliance that would not be material).

3.9.(c)Environmental Matters. “Environmental Laws” shall mean Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts. Notwithstanding any provision of this Agreement, this Section 3.9.(c) contains the sole and exclusive representation and warranty of Shareholder with respect to environmental matters. Except as set forth in Schedule 3.9.(c), Company is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder (other than any noncompliance that would not be material). Except as set forth in Schedule 3.9.(c), there is no material Litigation nor any material written demand, claim, hearing or notice of violation pending or, to Shareholder’s Knowledge, threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.9.(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

    3.9.(d)       No Condemnation or Expropriation. To Shareholder’s Knowledge, neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to Shareholder’s knowledge has any such condemnation, expropriation or taking been proposed.

3.10	Insurance.

        To Shareholder’s Knowledge, Schedule 3.10 sets forth a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered or made available to Buyer. To Shareholder’s Knowledge, no notice of cancellation or termination has been received with respect to any such policy.

3.11	Contracts and Commitments.

        To Shareholder’s Knowledge, except as set forth in Schedule 3.11:

3.11.(a) Real Property Leases. Company has no leases of real property.

    3.11.(b)       Contracts With Affiliates and Certain Others. Company has no written agreement, understanding, contract or commitment with any Affiliate, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

3.11.(c) Powers of Attorney. Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

3.11.(d) Collective Bargaining Agreements. Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

    3.11.(e)       Loan Agreements. Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness for borrowed money as a signatory, guarantor or otherwise.

    3.11.(f)       Guarantees. Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person in excess of $10,000.

    3.11.(g)       Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $25,000, or involving performance over a period of more than twelve (12) months, or which is otherwise individually material to the operations of Company.

3.12	Labor Matters.

        To Shareholder’s Knowledge, except as set forth in Schedule 3.12, within the last five years Company has not experienced any union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except as set forth in Schedule 3.12, to Shareholder’s Knowledge,(a) there is no material unfair labor practice charge or complaint against Company pending or threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (c) no question concerning representation has been raised or is threatened respecting the employees of Company; (d) no grievance which might have a Material Adverse Effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (e) there are no material administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

3.13	Employee Benefit Plans.

    3.13.(a)        Disclosure. To Shareholder’s Knowledge, Schedule 3.13.(a) sets forth all material pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar material fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all employee manuals which are provided to, for the benefit of, or relate to, any persons (“Company Employees”) employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements,” and each individually as an “Employee Plan/Agreement.” To Shareholder’s Knowledge, true and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided or made available to Buyer.

    3.13.(b)        Terminations, Proceedings, Penalties, etc. With respect to each Employee Plan/Agreement that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any “complete withdrawal” (as defined in Section 4203 of ERISA) or “partial withdrawal” (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise), to Shareholder’s Knowledge:

(i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

(ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation (“PBGC”)) to terminate any such plan;

    (iii)        no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

    (iv)        if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

(v) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

    (vi)        no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

(vii) no such plan is a multiemployer plan (as defined in Section 4001 of ERISA) or a plan described in Section 4064 of ERISA.

    3.13.(c)        Prohibited Transactions, etc. To Shareholder’s Knowledge, there have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

    3.13.(d)        Full Funding. To Shareholder’s Knowledge, except as described in Schedule 3.13.(d), the funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

3.13.(e) Leased Employees. To Shareholder’s Knowledge, there are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for the Company.

    3.13.(f)        Payments and Compliance. With respect to each Employee Plan/Agreement, to Shareholder’s Knowledge (i) all material payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens. The Company’s 401(k) Plan has at all times been in compliance with Internal Revenue Code Sections 410(b) and 401(c)(4).

    3.13.(g)        Post-Retirement Benefits. To Shareholder’s Knowledge, no Employment Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

    3.13.(h)        No Triggering of Obligations. To Shareholder’s Knowledge, except as described in Schedule 3.13.(h), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

3.13.(i) Delivery of Documents. To Shareholder’s Knowledge, there has been delivered or made available to Buyer, with respect to each Employee Plan/Agreement:

(i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

    (ii)        a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

    (iii)        if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

    (iv)        the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a “qualified plan” under Section 401 of the Code.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered or made available to Buyer pursuant to clause (i) of this Section 3.13.(i), to Shareholder’s Knowledge, no change has occurred with respect to the matters covered by the latest such annual report since the date thereof that has had, or could reasonably be expected to have, a Material Adverse Effect..

3.14	Trade Rights.

To Shareholder’s Knowledge:

        Schedule 3.14 lists all material Trade Rights (as defined below) in which Company now has any material interest indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.14 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Company is not infringing and has not infringed in any material respect any Trade Rights of another in the operation of the business of Company, nor is any other person infringing in any material respect the Trade Rights of Company. Except as set forth on Schedule 3.14, Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.14, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge Company’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights owned by Company are valid and enforceable. As used herein, the term “Trade Rights” shall mean and include all material: (i) trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) patents and patent applications, and all international proprietary rights associated therewith; (iv) inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights; and (v) claims for infringement or breach of any of the foregoing.

3.15	Major Suppliers.

        To Shareholder’s Knowledge, Schedule 3.15 contains a list of the ten (10) largest suppliers to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. To Shareholder’s Knowledge, there is no information or any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.15. will not continue to be suppliers to the business of Company after the Closing.

3.16	Bank Accounts.

        To Shareholder’s Knowledge, Schedule 3.16 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor.

3.17	Affiliates’Relationships to Company.

        To Shareholder’s Knowledge, all leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.17.

3.18	No Brokers or Finders.

        Neither Company nor any of its directors, officers, employees, shareholders or any of their respective agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

3.19	Internal Controls.

        To Shareholder’s Knowledge, the Company has a system of internal control over financial reporting that is designed and operated to provide reasonable assurance about the reliability of the Company’s financial reporting and its process for preparing and fairly presenting financial statements in accordance with generally accepted accounting principles.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to Shareholder, each of which is true and correct on the date hereof and shall survive the Closing of the transactions provided for herein.

4.1	Corporate.

4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.

    4.1.(b)       Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2	Authority.

        The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3	No Brokers or Finders.

        Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, although Buyer has retained the services of William Blair & Company, L.L.C. as a financial adviser and shall be responsible for the fees and expenses of William Blair & Company, L.L.C. in connection therewith.

4.4	Investment Intent.

        The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

4.5	Other Stock Purchase Agreement.

        In connection with the stock purchase agreement by and among Buyer and the other shareholders of the Company, the other shareholders of the Company are making representations and warranties that are substantially similar to, or more stringent than, the representations and warranties being made by the Shareholder in this Agreement. Further, in connection with the stock purchase agreement by and among Buyer and the other shareholders of the Company, the other shareholders of the Company are obligated to indemnify Buyer to the same extent as the Shareholder is under this Agreement, subject to pro rata differences based on the number of shares of Company sold and being retained by such other shareholders.

5.	COVENANTS

5.1	Environmental Audits.

        Buyer, with Company’s and Shareholder’s prior consent, at its expense, has retained a firm engaged in the regular business of environmental engineering to conduct environmental audits of Company’s operations and the real property occupied by Company.

5.2	Confidentiality.

        Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, Shareholder hereby covenants and agrees as follows:

    5.2.(a)       Covenant of Confidentiality. Shareholder shall not, for a period of three (3) years from and after the Closing, except as requested by Buyer, and except pursuant to and as permitted by the Supply Agreement, (i) use for any purpose, (ii) disclose to any person, or (iii) make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, “confidential information” shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company’s processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company. Notwithstanding anything herein to the contrary, but without modifying the obligations under this Section 5.2, the parties acknowledge and agree that Shareholder and its affiliates, joint ventures, distributors and franchisees, shall have the right to freely compete with Company and its affiliates in any line of business, including the Company’s current business, and in any geographic area.

    5.2.(b)       Equitable Relief for Violations. Shareholder agrees that the provisions contained in this Section 5.2 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.2.(b).

5.3	General Releases.

        At the Closing, the following general releases will be delivered:

    5.3.(a)       Release of Buyer and Company. Shareholder shall deliver general releases to Buyer and Company, in form and substance satisfactory to Buyer and its counsel, releasing Buyer and the directors, officers, agents and employees of Buyer and releasing Company and the directors of Company from all claims, causes of action, or controversies, at law or in equity, known or unknown, fixed or contingent, suspected or unsuspected, arising from or in connection with the Company’s business, employment agreements, compensation disputes, operations of the Company and all related matters, to the Closing except (i) as may be described in written contracts described in the Disclosure Schedule and expressly described and excepted from such release, and (ii) any claims or causes of action arising out of this Agreement.

    5.3.(b)       Release of Shareholder. Buyer and Company shall deliver general releases to Shareholder, in form and substance satisfactory to Shareholder and its counsel, releasing Shareholder and the directors, officers, agents and employees of Shareholder from all claims, causes of action, or controversies, at law or in equity, known or unknown, fixed or contingent, suspected or unsuspected, arising from or in connection with the Company’s business, employment agreements, compensation disputes, operations of the Company and all related matters, to the Closing Date except (i) as may be described in written contracts described in the Disclosure Schedule and expressly described and excepted from such release, and (ii) any claims or causes of action arising out of this Agreement.

5.4	Tax Matters.

        The following provisions shall govern the allocation of responsibility as between Buyer and Shareholder for certain Tax matters following the Closing Date:

5.4.(a) Cooperation on Tax Matters.

    (i)       With respect to Tax Returns of the Company for Tax periods ending on or prior to December 31, 2003, which are filed after the Closing Date, Shareholder shall have the right to review and approve such Tax Returns, which approval shall not be unreasonably withheld. To facilitate Shareholder’s review, Buyer shall deliver such Tax Returns to Shareholder not later than 15 days prior to the relevant due date (including extensions) for filing such Tax Returns. Shareholder shall review and approve (or deliver to Buyer its written objections to) such Tax Returns on or before 5 days prior to the relevant due date. Shareholder and Buyer shall work in good faith to resolve any objections such that Shareholder’s approval may be given. If Shareholder does not object to any such Tax Return by said time, such Tax Return shall be deemed approved. Buyer shall cause the Company to file such Tax Returns and pay any Taxes owed with respect to such Tax Returns.

    (ii)       Buyer and Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the performance of certain discrimination tests applicable to qualified plans maintained by Shareholder or the Company, the filing of Tax Returns and any audit, appeal, hearing, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

    (iii)       Buyer and Shareholder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

    (iv)       Buyer and Shareholder agree to cooperate with each other to the extent necessary to comply with any reporting requirements imposed under Section 6043 and the Treasury Regulations thereunder with respect to the transactions contemplated by this Agreement.

    (v)       Notwithstanding anything herein to the contrary, Shareholder or its designee, at Shareholder’s cost and expense, shall have the right to participate in any audit of any Taxes or Tax Returns of the Company for Tax periods ending on or before December 31, 2003. Such participation shall include, but not be limited to, reviewing any communications and information to be provided to, and attending or participating in meetings or conferences with, the relevant Tax authorities. Buyer and the Company shall not settle any issues related to such audits without the prior written consent of Shareholder, which consent shall not be unreasonably withheld. Any indemnification obligation arising out of such a settlement shall be subject to the provisions of Article 6 of this Agreement.

    5.4.(b)       Tax Sharing Agreement. All Tax sharing agreements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder, and such agreements shall have no further effect for any Tax year (whether the current year, a future year, or a past year).

    5.4.(c)       Amended Tax Returns and Audits. Except for amended Indiana Corporate Income Tax Returns which Buyer and Shareholder agree will be filed as set forth in Section 5.4(e), Buyer shall not, and shall not permit the Company to (i) amend any Tax Return filed by or with respect to the Company for a taxable period ending on or before December 31, 2003, without the express written consent of Shareholder, or (ii) initiate any voluntary audit by a Tax authority for a taxable period ending on or prior to December 31, 2003, without the express written consent of Shareholder.

    5.4.(d)       Tax Refunds. Except for Tax refunds received by the Company due to a carry back of a net operating loss, credit, or other Tax attributable to a Tax period beginning after the date of the Recent Balance Sheet, if, after the Closing Date, Company receives a Tax refund or credit against any Tax of the Company for a Tax period (or portion thereof) ending on or before the date of the Recent Balance Sheet that the Company is not obligated to pay to or reimburse a third party, Buyer shall pay to Shareholder within fifteen calendar days after such receipt an amount equal to 75% of such refund received or credit, together with any interest received or credited thereon and net of any Taxes payable thereon, but only if and to the extent such amount exceeds the amount set forth on the Recent Balance Sheet as an asset or the amount that reduced any liabilities for Taxes set forth on the Recent Balance Sheet.

    5.4.(e)       Indiana Corporate Income Tax. Buyer shall cause the Company to prepare and file amended Indiana Corporate Income Tax Returns for the 2000, 2001 and 2002 Tax periods of the Company. Company shall pay any Taxes (including interest and any penalties or additions thereto) owed with respect to such Tax Returns. Notwithstanding anything to the contrary in this Agreement, Shareholder shall have no liability for any Taxes owed by the Company with respect to the Tax periods covered by such Tax Returns.

5.4.(f) Indemnification Payments. Any indemnification payment made pursuant to Article 6 shall be treated for Tax purposes as an adjustment to the Purchase Price.

6.	INDEMNIFICATION

6.1	By Shareholder.

        Subject to the terms and conditions of this Article 6, and Section 9.2, Shareholder hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and affiliates (hereinafter “Buyer’s Affiliates”) from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Shareholder contained in Article 3 of this Agreement (disregarding for this purpose, any references to “materiality” qualifications or dollar limits set forth therein, other than such dollar limits to the extent that such dollar limits restrict Shareholder’s obligations to list documents provided), or (b) the breach of any covenant of Shareholder contained in this Agreement. As used in this Article 6, the term “Claim” shall include all losses, damages, judgments, awards, settlements, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses, all demands, claims, suits, actions, reasonable costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid, in each case, net of the net present value (computed using the Internal Revenue Service underpayment rate as the discount rate) of any Tax Benefits realized or to be realized by the Company with respect to such amounts, and grossed-up for any Taxes payable as a result of payment or reimbursement thereof.

6.2	By Buyer.

        Subject to the terms and conditions of this Article 6, Buyer hereby agrees to indemnify, defend and hold harmless Shareholder, its directors, officers, employees and affiliates (hereinafter “Shareholder’s Affiliates”) from and against all Claims asserted against, resulting to, imposed upon or incurred by Shareholder or Shareholder’s Affiliates, directly or indirectly, by reason of or arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in Article 4 of this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

6.3	Indemnification of Third-Party Claims.

        The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

    6.3.(a)       Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of any such Claim (the “Claim Notice”). Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have thirty (30) calendar days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to the Claim and (ii) whether or not the Indemnifying Party desires to undertake the defense of the Claim, provided that the Indemnified Party is authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action that the Indemnified Party shall deem reasonably necessary or appropriate to protect the Indemnified Party’s interests. If the Indemnifying Party does not respond within the Notice Period, then the Indemnifying Party shall be deemed to have disputed its liability with respect to its obligation to indemnify the Indemnified Party hereunder with respect to the Claim and to have elected not to undertake the defense of the Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that, based on the facts then known to it, the Indemnifying Party does not dispute such Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party with respect to the Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

    6.3.(b)       Failure to Defend. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article 6, then, subject to the other provisions of this Article 6, the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment.

    6.3.(c)       Indemnified Party’s Rights. Anything in this Section 6.3 to the contrary notwithstanding, if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own expense, to participate in the defense, compromise or settlement of such Claim.

6.4	Payment.

        If the Indemnifying Party is deemed to be responsible pursuant to this Agreement, subject to the other provisions of this Section 6 and Section 9.2, (i) the Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6 and upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, or shall reimburse the Indemnified Party for any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment, and (ii) if the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts owed pursuant to Section 6.3, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

6.5	Limitations on Indemnification.

        Except for any actual fraud by Shareholder, as to which claims may be brought without limitation as to time or amount:

    6.5.(a)       Time Limitation. No claim or action shall be brought under this Article 6 for breach of a representation or warranty after the lapse of eighteen (18) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

    (i)              There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Shareholder in or pursuant to Sections 3.2 and Shareholder hereby waives all applicable statutory limitation periods with respect thereto.

    (ii)              Any claim or action brought for breach of any representation or warranty made by Shareholder in or pursuant to Section 3.5 may be brought at any time until the underlying Tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by extension, agreement, waiver, or otherwise).

    (iii)       Any claim or action brought for breach of any representation or warranty made by Shareholder in or pursuant to Section 3.9.(c) may be brought at any time until the fifth anniversary of the Closing.

    (iv)       Any claim made by a party hereunder by a demand for arbitration in accordance with Article 8 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

    6.5.(b)       Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Section 3.2, notwithstanding any provision of this Agreement to the contrary, (i) an Indemnified Party shall not be entitled to indemnification under this Article 6 for breach of a representation or warranty (other than for breach of a representation or warranty contained in Section 3.5, for which an Indemnified Party shall be entitled to indemnification under this Article 6 unless the Buyer subsequent to the Closing breaches its covenant in Section 5.4(c) (a “Tax Claim”)) unless the amount of the Claim exceeds $10,000, and if the amount of the Claim exceeds $10,000 (a “Qualified Claim”), Indemnified Party shall not be entitled to indemnification under this Article 6 for breach of a representation or warranty unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Article 6 for Qualified Claims (but for this Section 6.5.(b)) exceeds $100,000, and then only to the extent of such excess, and in no event shall the aggregate liability of the Indemnifying Party under this Agreement for Qualified Claims or Tax Claims exceed 50% of the Purchase Price, (the “Aggregate Limit”)(provided, however, that the aggregate liability of the Indemnifying Party under this Agreement for breach of a representation or warranty contained in Section 3.9(c) (an “Environmental Claim”) shall not exceed $7,000,000, which amount shall count against, and not be in addition to, the Aggregate Limit, and provided, further, that an Indemnified Party shall not be entitled to indemnification under this Article 6 for an Environmental Claim if (I) the Environmental Claim is made with respect to a property at which there has been a material change in the use of such property subsequent to the Closing, from its existing industrial use to a use that requires a more stringent application of the applicable Environmental Laws), or (II) if the event or condition giving rise to the Environmental Claim was known to the Buyer or the other shareholders of the Company prior to the Closing; and (ii), Shareholder shall be liable hereunder only for an amount equal to seventy-five percent (75%) of any Claim with respect to a particular matter.

6.6	Exclusive Remedies.

        The limited rights set forth in this Article 6, as limited by and subject to the provisions hereof and thereof, shall be the sole and exclusive remedies of a party against the other party or its controlled affiliates for any claim arising out of, in connection with or related to this Agreement or any of the Ancillary Agreements, whether based on contract, tort, strict liability or otherwise, except for the Supply Agreement and each of the parties hereby waives, to the fullest extent permitted by applicable Laws, any and all other rights it may have at law or in equity with respect thereto.

7.	CLOSING

        The closing of this transaction (“the Closing”) is being effected as of the date hereof pursuant to an exchange of originally executed documents received on this date via overnight mail and/or facsimile copies of originally executed documents. The date hereof is referred to in this Agreement as the “Closing Date.” All acts and transactions occurring under this Agreement at the Closing shall be effective as of the close of business on the Closing Date.

7.1	Documents to be Delivered by Shareholder.

        At the Closing, Shareholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

7.1.(a) Stock Certificate(s). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

    7.1.(b)       Supply Agreement. Evidence of the cancellation of the existing “Marketing, Supply and Co-Borrowing Agreement,” dated April 24, 1996, and executed originals of a new Supply Agreement between Shareholder and Company in the form attached hereto as Exhibit A.

    7.1.(c)       Cancellation of Amended and Restated Stock Retirement and Purchase Agreement. Evidence of the cancellation of that certain “Amended and Restated Stock Retirement and Purchase Agreement,” as amended, dated April 24, 1996, as amended, by and among the Company, Shell Oil Company and the other stockholders of the Company.

7.1.(d) General Releases. The General Releases referred to in Section 5.3.(a), duly executed by Shareholder.

    7.1.(e)       Resignations. The resignations of Larry Cekella, Duncan Palmer, Robert Merrill and Jeffrey Roth as directors of the Company, and the resignation of Robert Merrill as an officer of the Company, effective as of the Closing Date.

    7.1.(f)       FIRPTA Affidavit. An affidavit or affidavits from Shareholder in form and substance satisfactory to Buyer complying with the Treasury Regulations issued pursuant to Section 1445 of the Code so that Buyer is exempt from withholding any portion of the Purchase Price thereunder.

7.1.(g) Loan Repayment Amount. Written acknowledgement of Shareholder of the payment of the Loan Repayment Amount in a form reasonably acceptable to Buyer’s counsel.

7.1.(h) Amended and Restated By-Laws. A copy of the Amended and Restated By-laws of Company in the form attached hereto as Exhibit B, certified by the Secretary of the Company.

7.2	Documents to be Delivered by Buyer or Company.

        At the Closing, Buyer or Company shall deliver to Shareholder the following documents, in each case duly executed or otherwise in proper form:

7.2.(a) Wire Transfers. The Purchase Price and Loan Repayment Amount, in each case, by wire transfer as required by Section 2.2 hereof.

7.2.(b) General Releases. The General Releases referred to in Section 5.3.(b), duly executed by Buyer and Company.

8.	RESOLUTION OF DISPUTES

8.1	Arbitration.

        Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 8. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Shareholder under Section 5.2 of this Agreement.

8.2	Arbitrators.

        If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $250,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

8.3	Procedures; No Appeal.

        The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

8.4	Authority.

        The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

8.5	Entry of Judgment.

        Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in the State of Iowa for the purpose of confirming any such award and entering judgment thereon.

8.6	Confidentiality.

        All proceedings under this Article 8, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

8.7	Continued Performance.

        The fact that the dispute resolution procedures specified in this Article 8 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

8.8	Tolling.

        All applicable statutes of limitation shall be tolled while the procedures specified in this Article 8 are pending. The parties will take such action, if any, required to effectuate such tolling.

9.	MISCELLANEOUS

9.1	Disclosure Schedule.

        The Schedules to this Agreement (the “Disclosure Schedule”) are attached to this Agreement. Information set forth in the Disclosure Schedule shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific Section, and all such information shall be deemed to qualify the entire Agreement and not just such section. Shareholder may, at its option, include in the Disclosure Schedule items that are not material or that are below the relevant materiality or dollar threshold, and any such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

9.2	General Limitations on Damages.

        NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT TO THE EXTENT THAT ANY ONE OF THE FOREGOING CONSTITUTE PART OF A THIRD PARTY CLAIM.

9.3	Independent Investigation.

        Buyer acknowledges and affirms that (a) it has had full access to the data room maintained at the Company with respect to this transaction (“Data Room”) and the information contained in, or made available or provided with respect to materials contained in, the Data Room, (b) it has had access to the officers, professional advisors, assets, operations and records of Company and (c) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on the basis of its own independent investigation, analysis and evaluation of the Company and its properties, assets, business, financial condition, operations and prospects and upon the express representations, warranties and covenants in this Agreement.

9.4	Scope of Representations.

        Except as set forth in Article 3, neither Shareholder nor its affiliates makes any representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including, but not limited to, any information contained in the Data room or any opinions, information or advice which may have been provided to Buyer by any officer, stockholder, director, employee, agent, consultant or representative of Shareholder or any of its affiliates). Without limiting the generality of the foregoing, neither Shareholder nor its affiliates makes any representation or warranty as to (a) title to any of the properties or assets of the Company or (b) financial projections with respect to the Company or its business, and SHAREHOLDER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

9.5	Further Assurance.

        From time to time, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such documents and take or cause to be taken such other action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

9.6	Disclosures and Announcements.

        Announcements concerning the transactions provided for in this Agreement by Buyer or Shareholder shall be subject to the approval of the other parties in all essential respects, except that approval of the Buyer or Shareholder, as the case may be, shall not be required as to any statements and other information which Buyer or Shareholder or Shareholder’s affiliates may submit to the Securities and Exchange Commission, the New York Stock Exchange or other national exchanges on which securities of any such entity are listed, or to Buyer’s, Shareholder’s or such affiliate’s stockholders, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or New York Stock Exchange or other national exchange, or as otherwise required by law.

9.7	Assignment; Parties in Interest.

    9.7.(a)       Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, or otherwise transferred or encumbered directly or indirectly and including transfers by operation of law, without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more wholly-owned affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such affiliate, to Shareholder hereunder.

    9.7.(b)       Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

9.8	Law Governing Agreement.

        This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

9.9	Amendment and Modification.

        Buyer and Shareholder may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholder.

9.10	Notice.

        All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows, as may be changed by any party by notice to the other from time to time:

(a)	If to Buyer, to:

Charles W. Vesey Bandag, Incorporated Bandag Center 2905 North Hwy. 61 Muscatine, IA 52761-5886 Facsimile: (563) 262-1403 E-mail: cvesey@bandag.com

(with a copy to)

Phillip J. Hanrahan Foley & Lardner 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 Facsimile: (414) 297-4900 E-mail: phanrahan@foley.com or to such other person or address as Buyer shall furnish to Shareholder’s Agent in writing.

(b)	If to Shareholder, to:

Equilon Enterprises, LLC c/o Shell Oil Products US 700 Milam Street Houston, TX 77002 Attention: Larry Cekella, General Manager Transport Lubricants Facsimile: (713) 546-6721

(with a copy to)

Shell Oil Company Managing Counsel, Oil Products-Commercial 910 Louisiana St. Houston, TX 77002 Facsimile: (713) 241-1444

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

9.11	Expenses.

        Regardless of whether or not the transactions contemplated hereby are consummated:

    9.11.(a)       Brokerage. Except as to William Blair & Company, L.L.C. who shall be compensated by Buyer, Shareholder and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholder represents and warrants that, to Shareholder’s Knowledge, there is no broker involved on behalf of Company) and each party agrees to hold the other party harmless from and against all other claims for brokerage commissions or finder’s fees incurred by such first party in connection with the execution of this Agreement or the transactions provided for herein. Each party shall be responsible for any and all other costs and expenses incurred by it in connection with this Agreement.

    9.11.(b)       Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 8.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys’ fees and prejudgment interest.

9.12	Entire Agreement.

        This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

9.13	Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14	Headings.

        The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

9.15	Glossary of Terms.

        The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Affiliate”— Section 3.6.(k)

“Ancillary Instruments” — Section 3.2.(a)

“Buyer’s Affiliates” — Section 6.1

“CERCLA” —Section 3.9.(c)

“Claim”— Section 6.1

“Closing”— Preamble to Article 7

“Closing Date” — Section 7

“Code”— Section 3.5.(g)

“Company Employees” — Section 3.13.(a)

“Disclosure Schedule” — Article 9

“Employee Plans/Agreement(s)” — Section 3.13.(a)

“Environmental Laws” — Section 3.9.(c)

“ERISA”— Section 3.13.(a)

“Government Entities” — Section 3.3

“Indemnified Party” — Section 6.3.(a)

“Indemnifying Party” — Section 6.3.(a)

“Laws”— Section 3.3

“Lien” —Section 3.3

“Litigation”— Section 3.8

“Material Adverse Effect” – Section 3.3

“Orders”— Section 3.3

“PBGC”— Section 3.13.(b)(ii)

“Purchase Price” — Section 2.1

“Recent Balance Sheet” — Section 3.4

“Trade Rights” — Section 3.14

“Waste”— Section 3.9.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:
BANDAG, INCORPORATED
By: /s/ Charles W. Vesey
Name: Charles W. Vesey
Title: Vice President and Corporate Controller
SHAREHOLDER:
EQUILON ENTERPRISES, LLC
By: /s/ Robert S. Merrill
Name: Robert S. Merrill (acting as agent for Equilon Enterprises LLC)
Title: Director, Transport Installed Joint Ventures